Exhibit 10.9

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DELPHI TECHNOLOGIES PLC
EXECUTIVE SEVERANCE PLAN
This Plan, effective as of December 4, 2017 (the “Effective Date”), is for the benefit of Eligible Executives on the terms and conditions hereinafter stated. This Plan, as set forth herein, is intended to provide a threshold level of certain economic benefits to Eligible Executives, in the event of certain terminations of employment, for a period of time while the terminated Eligible Executives make the transition to new employment. This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).

1.	DEFINITIONS.
As used in this Plan:

1.1
“Affiliate” means (a) any entity that, directly or indirectly, is controlled by the Company, (b) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Compensation Committee and (c) any other entity that the Compensation Committee determines should be treated as an “Affiliate.”

1.2
“Base Salary” means, with respect to an Eligible Executive, the Eligible Executive’s annual base salary rate as of the Separation Date, and shall in all cases exclude any bonus, overtime, commission, profit-sharing or similar payments and any short-term or long-term incentives, stock-based compensation, benefits, perquisites, expense reimbursements, allowances or similar forms of compensation.

1.3	“Board” means the board of directors of the Company.

1.4
“Cause” means, for purposes of a termination of an Eligible Executive’s employment with the Company and its Affiliates, such Eligible Executive’s: (a) indictment for any crime (i) constituting a felony, or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Eligible Executive’s duties to the Company or a Subsidiary, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or a Subsidiary; (b) having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud, including, for example, any such order consented to by the Eligible Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; (c) conduct, in connection with his or her employment or service, that is not taken in good faith and has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or a Subsidiary or that are materially inimical to the best interests of the Company or a Subsidiary; (d) willful violation of the Company’s Code of Conduct or other material

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policies set forth in the manuals or statements of policy of the Company; (e) willful neglect in the performance of the Eligible Executive’s duties for the Company or willful or repeated failure or refusal to perform such duties; or (f) material breach of any applicable employment agreement. The occurrence of any such event that is susceptible to cure or remedy shall not constitute Cause if such Eligible Executive cures or remedies such event within 30 days after the Company provides notice to such Eligible Executive.

1.5	“Change in Control” shall have the meaning provided for such term in the Delphi Technologies PLC Executive Change in Control Severance Plan, as it may be amended from time to time.

1.6	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.7
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including, without limitation, any rules and regulations promulgated thereunder, along with Treasury and Internal Revenue Service interpretations thereof.

1.8	“Common Stock” means the ordinary shares, $0.01 par value per share, of the Company or any security into which such ordinary shares may be changed by reason of any transaction or similar event.

1.9	“Company” means Delphi Technologies PLC, a Jersey public limited company, or its successor.

1.10	“Compensation Committee” means the Compensation and Human Resources Committee of the Board, or its successor.

1.11	“Continuation Period” means, as applicable, the following period of time that applies to an Eligible Executive in connection with a Severance:

Applicable Continuation Period
Continuous Service	Officer	Non-Officer
≥ 2 years	18 months	12 months
< 2 years	12 months	6 months

1.12
“Continuous Service” is measured from an Employee’s most recent hire date to the last day of employment, in each case with respect to the Employer, and is expressed as completed years. A leave of absence does not interrupt an Employee’s Continuous Service, provided the Employee returns to work with the Employer at the end of the leave; if the Employee does not so return to work, service will be counted through the last day worked before the leave began.

1.13	“Disability” means (a) a permanent and total disability that entitles the Eligible Executive to disability income payments under any long-term disability plan or policy provided by or

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on behalf of the Company under which the Eligible Executive is covered, as such plan or policy is then in effect, or (b) if such Eligible Executive is not covered under a long-term disability plan or policy provided by or on behalf of the Company at such time for whatever reason, then a “permanent and total disability” as defined in Section 22(e)(3) of the Code and, in this case, the existence of any such Disability will be certified by a physician acceptable to the Company.

1.14
“Eligible Executive” means an Officer or Non-Officer (a) designated from time to time to any pay grade structure used to define executive positions, as applicable, or who may otherwise be designated as an Eligible Executive from time to time by the Compensation Committee or its designee (and such designation has not as of the Separation Date been withdrawn or otherwise revoked, as applicable) and (b) who accepts participation herein in such manner as shall be prescribed by the Company; provided, however, that (c) notwithstanding anything in this Plan to the contrary, “Eligible Executive” shall not include any Officer or Non-Officer who, prior to the Effective Date, made an irrevocable election to receive payments or benefits under a supplemental executive retirement program sponsored by the Company, its predecessors or their Affiliates in lieu of certain separation benefits. The Compensation Committee may require as a condition of participation in this Plan that an Eligible Executive execute a participation agreement pursuant to which the Eligible Executive agrees to the terms of his or her participation set forth in this Plan.

1.15
“Employee” means (a) each employee of the Employer who (i) works full-time, including flex service employees, and (ii) is compensated as a regular or flexible service employee, but does not mean (b)(i) part-time and temporary employees, excluding flex service employees, (ii) supplemental, contract or agency employees (that is, employees whose employment, whether part-time or full-time, is classified by the Company as supplemental or temporary in nature, and in any event not generally intended to exceed 18 months in duration), (iii) independent contractors (regardless of whether the individual is classified as an employee by any federal, state or local agency or any court of competent jurisdiction), (iv) employees who have elected to be placed on administrative leave pursuant to a written agreement between the employee and the Employer, (v) leased employees (as defined in Section 414 of the Code, (vi) non-employee members of the Board, and (vii) any Non-Officer (x) whose Home Country is not the United States and (y) who is entitled to receive statutory benefits in the event of a Qualifying Separation.

1.16	“Employer” means, with respect to an Eligible Executive, the Subsidiary that employs the Eligible Executive, or any successor thereto.

1.17	“Employment Agreement” means any employment, severance, consulting or similar agreement (including any offer letter) between the Company or any of its Affiliates and an Eligible Executive.

1.18	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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1.19	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.20	“Good Reason” means:

(a)	with respect to any Eligible Executive, “good reason” as defined in the Eligible Executive’s Employment Agreement, if any; or

(b)	if not so defined, the occurrence of any one or more of the following events:

(i)	a material diminution in the Eligible Executive’s Base Salary;

(ii)	a material diminution in the Eligible Executive’s authority, duties, or responsibilities;

(iii)	a relocation of the Eligible Executive’s principal place of employment more than 50 miles from its location; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the Eligible Executive’s Employment Agreement, if any;
in each case, without the Eligible Executive’s consent. An Eligible Executive must provide notice to the Company of the existence of any one or more of the conditions described in (i) through (iv) above within 60 days of the initial existence of the condition, upon the notice of which the Company will have a period of 30 days during which it may remedy the condition before the condition gives rise to Good Reason.

1.21
“Home Country” means, for Eligible Executives who are not expatriates, the country in which the Eligible Executive’s employment is based. For expatriate employees, the Home Country means the country in which the Eligible Executive was last employed prior to the international assignment and the country to which the Eligible Executive will most likely return upon the completion of the assignment.

1.22	“Non-Officer” means any Employee of the Employer who is not an Officer.

1.23	“Officer” means any Employee of the Employer who is an elected officer of the Company.

1.24	“Person” means any “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

1.25	“Plan” means this Delphi Technologies PLC Executive Severance Plan, as set forth herein, as it may be amended from time to time.

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1.26
“Plan Administrator” means the Compensation Committee or such subcommittee or person or persons appointed from time to time by the Compensation Committee to administer this Plan, which appointment may be revoked at any time by the Compensation Committee.

1.27
“Protection Period” means either (a) the two-year period following a Change in Control or (b) only if an Officer experiences an involuntary termination of his or her employment by the Employer without Cause (other than by reason of death or Disability) between the signing date of the merger or other applicable transaction document pursuant to which a Change in Control described in subsections (a), (c) or (d) of the definition of Change in Control occurs and the earlier of the date of the Change in Control or the date such merger or transaction agreement terminates (the “Pre-Change in Control Period”), and such termination occurs at the request of any party involved in the Change in Control, the Pre-Change in Control Period (in which case the Officer’s applicable Separation Date shall be deemed to be the date of the Change in Control).

1.28	“Qualifying Separation” means:

(a)
For any Officer, (i) an involuntary termination of the Officer’s employment by the Employer without Cause (other than by reason of death or Disability) other than during the Protection Period, or (ii) a voluntary termination of the Officer’s employment for Good Reason other than during the Protection Period; and

(b)	For any Non-Officer, an involuntary termination of the Non-Officer’s employment by the Employer without Cause (other than by reason of death or Disability); provided, however, that

(c)
A Qualifying Separation shall not occur by reason of the divestiture of a facility, sale of a business or business unit, or the outsourcing of a business activity with which an Eligible Executive is affiliated, if the Eligible Executive is offered comparable employment with a Base Salary and annual cash incentive award opportunity at least equal in value to that in effect immediately prior to such transfer of employment by the entity that acquires such facility, business or business unit or that succeeds to such outsourced business activity.

1.29	“Section 409A” means Section 409A of the Code, and the rules, regulations and guidance promulgated thereunder by the U.S. Department of the Treasury or the U.S. Internal Revenue Service.

1.30	“Separation Date” means, with respect to an Eligible Executive, the date on which the Eligible Executive incurs a Qualifying Separation.

1.31
“Subsidiary” means a corporation, company or other entity (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing

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the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

2.	SEVERANCE PAYMENTS AND BENEFITS.

2.1
General. If an Eligible Executive incurs a Qualifying Separation, and as long as the Eligible Executive is not then entitled to receive severance payments or benefits under any Employment Agreement, any change in control severance plan, program or arrangement or any other severance arrangement with the Company or its Affiliates (other than as described in Section 2.4 below) as a result of the Qualifying Separation, then such Eligible Executive shall be entitled to receive severance payments and benefits pursuant to the applicable provisions of this Section 2.

2.2
Salary-Based Payments. Each Eligible Executive who incurs a Qualifying Separation shall be entitled to an aggregate cash severance payment, payable (subject to Section 7 of this Plan) in substantially equal bi-monthly installments starting on the second payroll date following the expiration of the revocation period for the Release under Section 2.5 but no later than on the 90th day following the Separation Date (such date the “Payment Date”) in an amount as reflected in the following table:

Multiple of Annual Base Salary
Continuous Service	Officer	Non-Officer
≥ 2 years	1.5x (paid in 36 installments)	1x (paid in 24 installments)
< 2 years	1x (paid in 24 installments)	0.5x (paid in 12 installments)

provided, however, that the installment cash severance payments described in this Section 2.2 shall be paid unless and only until the Eligible Executive is employed by another employer subsequent to the Qualifying Separation and any cash severance payments that remain unpaid as of the Eligible Employee’s date of hire with a new employer will be forfeited. The Eligible Executive shall give Notice as required by Section 5.7 to the Company of any such employment and health benefits. The first installment of cash severance payments made pursuant to this Section 2.2 shall include any installments that would have been made during the period from the Separation Date through the actual first payment date if the revocation period for the Release under Section 2.5 had expired on the Separation Date and payments had started immediately after such expiration. Further, any cash severance payments described in this Section 2.2 shall be reduced by any statutory benefits that may be owed to any such Eligible Executive to the extent such reduction would not result in any additional taxes or early income inclusion under Section 409A of the Code.

2.3
Health Benefits. If an Eligible Executive incurs a Qualifying Separation and elects COBRA coverage, the Company shall arrange for such coverage at its expense; provided, however, that the Eligible Executive shall pay to the Company or its designee a monthly cash payment

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equal to the premium active employees would pay for the same coverage, beginning in the month following the month in which the Separation Date occurs and continuing until the earlier of (a) the end of the Continuation Period, or (b) the date on which the Eligible Executive becomes eligible for medical or dental coverage as the case may be from a third party (the “Subsidized COBRA Period”). If the Eligible Executive becomes eligible for medical or dental coverage from a third party, the Eligible Executive shall report to the Company such coverage immediately.

2.4
Impact of Qualifying Separation on Equity Awards or Annual Cash Incentive Award Opportunity. In the case of each Eligible Executive who incurs a Qualifying Separation, the provisions of the applicable annual cash incentive, long-term incentive and equity (or equity-based) award agreements and plans and programs, or any other documents or arrangements applicable at such time that provide for the treatment of such annual cash incentive, long-term incentive and equity (or equity-based) awards in connection with or after the Qualifying Separation, will govern the treatment of all annual cash incentive, long-term incentive and equity (or equity-based) awards held by the Eligible Executive, as applicable, as of the Separation Date.

2.5
Release. Notwithstanding the foregoing, as a condition to the payment or receipt of any payment or benefit pursuant to the applicable provision of this Section 2, each Eligible Executive shall be required to execute and deliver, before the 60th day following the Eligible Executive’s Separation Date, an effective general waiver and release of claims agreement in favor of the Company and its Subsidiaries and Affiliates, in the form provided by the Company (“Release”), and any applicable revocation period must have expired during such 60-day period without the Eligible Executive revoking such Release. To the extent an Eligible Executive is required to sign a release of claims agreement to receive any payment under Section 2 deemed to be “deferred compensation” for purposes of Section 409A, and the period of time from the Eligible Employee’s Separation Date to the second payroll date after the 60th day following the Eligible Employee’s Separation Date (the “Release Period”) starts in one calendar year and ends in the following calendar year, such payments that would otherwise be made in the first calendar year will be made in the second calendar year, notwithstanding when the release of claims is executed and becomes irrevocable, and the first payment made will include any payments that would have been made during the period from the Separation Date through the actual first payment date if the revocation period for the Release had expired on the Separation Date and payments had started immediately after such expiration. Notwithstanding any provision to the contrary, the Release Period will not exceed 90 days.

2.6
No Severance Payments or Benefits Under Certain Circumstances. Notwithstanding anything in this Plan to the contrary, no severance payments or benefits will be paid or provided to an Eligible Executive under this Plan in the event that the Eligible Executive: (a) fails to perform his or her assigned duties in a manner satisfactory to the Company through the Separation Date; (b) fails to cooperate with the Company, those acting on its behalf, or governmental authorities in connection with any special investigation conducted by the Company, or any government investigation; (c) fails or refuses to return all the

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Company’s or its Subsidiaries’ property in the Eligible Executive’s possession or fails to settle all expenses and other financial obligations; (d) resigns or otherwise voluntarily terminates his or her employment with the applicable Employer (including retirement) for any reason (other than by an Officer as provided for in Section 1.27(a)(ii)); (e) is temporarily laid-off or furloughed; (f) is offered a reasonably comparable position within the Company or any of its Subsidiaries in lieu of termination, but fails or refuses to reasonably accept it; (g) is terminated in connection with the outsourcing of operational functions, and the Eligible Executive is offered a reasonably comparable position by the outsourcing vendor; or (h) is terminated for failure to return to work following a leave of absence when directed by the Employer consistent with the rules or policies of the Employer.

3.	PLAN ADMINISTRATION.

3.1
The Plan Administrator shall administer this Plan and may interpret this Plan, prescribe, amend and rescind rules and regulations under this Plan and make all other determinations necessary or advisable for the administration of this Plan, subject to all of the provisions of this Plan.

3.2	The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3
The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan. All reasonable expenses thereof shall be borne by the Company.

4.	PLAN MODIFICATION OR TERMINATION.
Notwithstanding anything herein to the contrary, this Plan may be amended or terminated by the Board or the Compensation Committee at any time with respect to some or all Eligible Executives, and this Plan may be amended at any time and from time to time to comply with any recapture or “clawback” policy of the Company adopted by the Board to comply with Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, as determined by the Plan Administrator.

5.	GENERAL PROVISIONS.

5.1
Subject to Section 2, if the Company or any Subsidiary or Affiliate is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Subsidiary or Affiliate is obligated by law to provide advance notice of

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separation to an Eligible Executive (a “Notice Period”), then any payments to the Eligible Executive pursuant to Section 2 shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period except to the extent such reduction would be a violation of Section 409A.

5.2
Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Eligible Executive, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary or Affiliate, and all Eligible Executives shall remain subject to discharge to the same extent as if this Plan had never been adopted.

5.3
If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.4
The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. Unless otherwise specified, all Section references herein are to this Plan. Any reference to a day or days herein refers to a calendar day or days unless otherwise stated.

5.5
Notwithstanding anything in this Plan to the contrary, and for the sake of clarification, the Compensation Committee (with respect to Officers) and the Company’s Chief Executive Officer and Chief Human Resources Officer (with respect to Non-Officers) hereby retain authority to provide Eligible Executives with severance payments and benefits in addition to those provided for under this Plan, as determined by the Compensation Committee or the Company’s Chief Executive Officer and Chief Human Resources Officer, as applicable, in its sole discretion (including whether such authority will or will not be utilized with respect to any Eligible Executive).

5.6
This Plan shall not be funded. No Eligible Executive shall have any right to, or interest in, any assets of the Company (or any of its Subsidiaries or Affiliates) that may be applied by the Company (or any of its Subsidiaries or Affiliates) to the payment of benefits or other rights under this Plan. Nothing contained in this Plan, and no action taken pursuant to this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company (or any of its Subsidiaries or Affiliates) and any Eligible Executive or any other person. The rights of each Eligible Executive or each Eligible Executive’s estate to benefits under this Plan shall be solely those of an unsecured creditor of the Employer.

5.7
All notices, requests and other communications under this Plan shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

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if to the Company, to:
Delphi Technologies PLC
Courteney Road
Hoath Way
Gillingham, Kent ME8 0RU
United Kingdom

if to the Eligible Executive, to the address that the Eligible Executive most recently provided to the Company;
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

5.8	This Plan shall be construed and enforced according to the laws of the State of New York, without reference to principles of conflicts of laws.

5.9
All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator. Notwithstanding any provision of the Plan to the contrary, no particular tax result with respect to any income recognized in connection with this Plan is guaranteed by the Company, its Subsidiaries or its Affiliates.

5.10
Following the Separation Date, if and to the extent requested by the Board, each Eligible Executive, as applicable, agrees to (a) resign from the Board, and from all fiduciary positions (including, without limitation, as trustee) and all other offices and positions he holds with the Company and its Subsidiaries and Affiliates; provided, however, that if the Eligible Executive refuses to tender his resignation after the Board has made such request, then the Board will be empowered to tender the Eligible Executive’s resignation or remove the Eligible Executive from such offices and positions; and (b) assign back to the Company all stock or other equity or equity-based securities of all Subsidiaries or Affiliates that he or she may own as a result of the Company issuing such stock or equity or equity-based securities to the Eligible Executive as a nominee or Company-designee.

5.11
Except for (a) any irrevocable election made by an Officer or Non-Officer to receive payments or benefits under a supplemental executive retirement program sponsored by the Company, its predecessors or their Affiliates in lieu of certain separation benefits (and the payments and benefits regarding such election and program), (b) any applicable annual cash incentive, long-term incentive and equity (or equity-based) award agreements and plans and programs described in Section 2.4 above, (c) the applicable severance provisions of any offer letter (or similar agreement) between the Company or any of its Affiliates and an

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Eligible Executive, and (d) the Delphi Technologies PLC Executive Change in Control Severance Plan, as it may be amended from time to time, as applicable, this Plan supersedes in their entirety all of the Company’s prior severance plans, policies or agreements in which any current Eligible Executive is a participant or to which any current Eligible Executive is or becomes a party, if any, and all understandings between the Company and such Eligible Executives with respect to the subject matter of this Plan. There shall be no duplication of payments and benefits under this Plan, the Delphi Technologies PLC Executive Change in Control Severance Plan, as it may be amended from time to time, any Employment Agreement, any other change in control severance plan, program or arrangement or any other severance arrangement with the Company or its Affiliates.

5.12
Notwithstanding anything in this Plan to the contrary, nothing in this Plan prevents an Eligible Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity a participant is not prohibited from providing information voluntarily to the United States Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

6.	SUCCESSORS; BINDING AGREEMENT.

6.1
Successors of the Company. The Company shall require any successor (and its parent, if applicable) who shall purchase all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree in writing to maintain this Plan in the same manner and to the same extent that the Company would be required to maintain it; provided that no such agreement shall be required if the successor (and its parent, if applicable) shall be or remain so obligated by operation of law. As used in this Section 6.1, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to maintain this Plan or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

6.2
Eligible Executive’s Heirs, etc. This Plan shall inure to the benefit of and be enforceable by each Eligible Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If an Eligible Executive should die while any amounts or benefits would still be payable to the Eligible Executive hereunder as if the Eligible Executive had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms hereof to the Eligible Executive’s designee or, if there be no such designee, to the Eligible Executive’s estate. When a payment is due under this Plan to a severed Eligible Executive who is unable to care for his affairs, payment may be made directly to the Eligible Executive’s legal guardian or personal representative.

6.3
Non-alienation. Except by will or intestacy as set forth in Section 6.2, no right, benefit or interest of any Eligible Executive hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim,

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debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

7.	SECTION 409A.

7.1
General. Payments and benefits under this Plan are intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith.

7.2
Separation from Service. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, an Eligible Executive shall not be considered to have terminated employment with the Employer for purposes of this Plan and no payments shall be due to the Eligible Executive under this Plan until the Eligible Executive would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A.

7.3
Delay for Specified Employees. Notwithstanding any provisions of this Plan to the contrary, if an Eligible Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Employer consistent with Section 409A) at the time of the Eligible Executive’s separation from service and if any portion of the payments or benefits to be received by the Eligible Executive upon separation from service would be considered deferred compensation under Section 409A, then such deferred compensation amounts that would otherwise be payable pursuant to this Plan and benefits that would otherwise be provided pursuant to this Plan, in each case, during the six-month period immediately following the Eligible Executive’s separation from service shall not be so paid or so provided until six months and one day after the date of the Eligible Executive’s separation from service, except as permitted under Section 409A of the Code.

7.4
Reimbursements. With respect to any amount of expenses eligible for reimbursement under this Plan that are considered deferred compensation under Section 409A, such expenses shall be reimbursed by the Employer within 60 days following the date on which the Employer receives the applicable invoice from the applicable Eligible Executive (and approves such invoice) but in no event later than December 31st of the year following the year in which the Eligible Executive incurs the related expenses. In no event shall the reimbursements or in-kind benefits to be provided by the Employer in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall an Eligible Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

7.5	Separate Payments. Each payment under this Plan shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

8.	CLAIMS, INQUIRIES, APPEALS.

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8.1
Applications for Benefits and Inquiries. Any application for benefits, inquiries about this Plan or inquiries about present or future rights under this Plan must be submitted to the Plan Administrator in writing, as follows:

Chief Human Resources Officer
(or General Counsel, if submitted by the Chief Human Resources Officer)
Delphi Technologies PLC
Courteney Road
Hoath Way
Gillingham, Kent ME8 0RU
United Kingdom

8.2
Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of this Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

8.3
Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Chief Human Resources Officer
(or General Counsel, if submitted by the Chief Human Resources Officer)

Delphi Technologies PLC

Appendix 3

Courteney Road
Hoath Way
Gillingham, Kent ME8 0RU
United Kingdom

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

8.4
Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 8.4, the application will be deemed denied on review.

8.5
Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

8.6
Exhaustion of Remedies. No legal action for benefits under this Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 8.1, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 8.3 and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 8.4).

9.	LEGAL FEES.

9.1
If any contest or dispute shall arise under or in connection with this Plan involving termination of an Eligible Executive’s employment while this Plan is in effect or involving the failure or refusal of the Employer or the Company to perform fully in accordance with the terms of this Plan, and the Eligible Executive prevails in such contest or dispute with respect to substantially all of the material issues, then the Employer shall reimburse the

Appendix 3

Eligible Executive on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Eligible Executive in connection with such contest or dispute.